Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) is made as of the 6th day of May, 2011, by and between Floridian Financial Group, Inc. (the “Company”), and Charlie W. Brinkley, Jr. (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Company, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Company and the Executive covenant and agree as follows:

1.         Employment. Pursuant to the terms and conditions of this Agreement, the Company agrees to employ the Executive and the Executive agrees to render services to the Company as set forth herein. The Employment Agreement previously entered into by the Executive and Orange Bank of Florida as of October 1, 2007 is terminated and of no further force or effect.

2.         Position and Duties.

(a)       Unless and until this Agreement is terminated as provided herein, the Executive shall serve as Chairman and Chief Executive Officer of the Company and shall be primarily responsible for the strategic development and growth of the Company and the performance of such other duties as may be assigned to him from time to time by the Board of Directors of the Company (referred to as the “Board”); provided, however, that Executive shall not be required to perform his duties under this Agreement at any particular location. In performing his duties pursuant to this Agreement, the Executive shall devote his full business time, energy, skill and best efforts to promote the Company and its business and affairs; provided that the Executive shall have the right to manage and pursue personal and family interests, and make passive investments in securities, real estate, and other assets, and also to participate in charitable and community activities and organizations, so long as such activities do not adversely affect the performance by Executive of his duties and obligations to the Company.

(b)       During the Executive’s employment with the Company, he shall also serve as a director of the Company, including serving on Board committees as appointed from time to time by the Board; provided, however, that upon any termination of this Agreement, Executive shall tender his resignation as a director of the Company. Any such resignation shall not preclude Executive’s nomination or election as a non-employee director of the Company.

3.         Duration of Agreement. The initial term of employment pursuant to this Agreement shall be for a period commencing on the date set forth above (the “Effective Date”) and ending on September 30, 2012 (the “Expiration Date”), unless this Agreement shall have been renewed, extended or terminated as provided herein prior to the Expiration Date, in which case the Expiration Date shall be such earlier or later date, as the case may be. Subject to the provisions of Section 9 of this Agreement, the term of this Agreement, and the employment of the Executive hereunder, shall be deemed to be automatically renewed for successive periods of one year commencing on October 1, 2012, unless either party gives to the other written notice at least 180 days prior to the end of the then term that this Agreement shall not thereafter be renewed or extended. After termination of the employment of the Executive for any reason whatsoever, the Executive shall continue to be subject to the provisions of Sections 10 through 22, inclusive, of this Agreement; provided, however, that the Executive shall not be subject to the provisions of Sections 12 or 13 where the employment of the Executive is terminated pursuant to Section 9(f), or where the term of employment is not renewed or extended pursuant to this Section 3.

4.         Compensation.

(a)       Salary and Bonus. During the term of this Agreement, the Company shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof: (i) a base annual salary of at least $285,000 payable in such periodic installments consistent with other employees of the Company (such base salary to be subject to increase from time to time by the Company), and (ii) such individual bonuses and other compensation to the Executive as may be authorized by the Board from time to time.

(b)       Tax Effect Adjustment. In the event that any consideration or other amount paid or payable to Executive hereunder as well as any other agreements between the Executive and the Company constitutes or is deemed to be an “excess parachute payment” within the meaning of Section 280G(b) of the Code (or any other amended or successor provision) that is subject to the tax imposed pursuant to Section 4999 of the Code (or any other amended or successor provision) (the “Excise Tax”), or any amount that is included in Executive’s gross income as a result of the operation of Section 409A of the Code (or any other amended or successor provision) and is thereby subject to the additional tax and interest imposed by Section 409A(a)(1)(B) of the Code (or any other amended or successor provision) (collectively, the “Additional Tax”), the Company shall pay to Executive an amount (“Gross-Up Amount”) that, after reduction of the amount of such Gross-Up Amount for all federal, state and local tax to which the Gross-Up Amount is subject (including the Excise Tax and any Additional Tax to which the Gross-Up Amount is subject), is equal to the sum of the amount of the Excise Tax to which such amount constituting an excess parachute payment is subject and the Additional Tax, if any. For purposes of determining the amount of any Gross-Up Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of Employee on the date the excess parachute payment is made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of such state and local taxes. The Gross-Up Amount shall be paid to Executive not later than the end of the Executive’s taxable year following the year in which such Excise Tax and Additional Tax, if any, were remitted to the relevant taxing authority in accordance with Section 409A; provided, however, that if the Executive is a “specified employee” of the Company (or any successor to the Company) within the meaning of that term as defined in Section 409A(a)(2)(B)(i) of the Code at the time of termination of Executive’s employment, the payment of any amount which is included in Executive’s gross income, including the Gross-Up Amount, shall not be made before the date which is 6 months after the date of termination of Executive’s employment (or, if earlier, the date of Executive’s death).

5.         Benefits and Insurance. The Company shall provide to the Executive (and, to the extent such coverage is offered under the Company’s established plans, to the Executive’s eligible dependents) such medical, health, and life insurance as well as any other benefits as are provided to the Company’s other executives officers, including participation in any 401(k) or other similar plan. The Company shall provide to the Executive at its own cost, membership in one or more clubs as may be agreed upon by the Company and the Executive, including all dues and assessments associated with such memberships.

6.         Vacation. The Executive may take up to four weeks of vacation time as authorized by the Company’s personnel policies and at such periods during each year as the Board and the Executive shall determine from time to time. The Executive shall be entitled to full compensation during such vacation periods.

7.         Automobile. The Company will either purchase or lease a vehicle for the Executive's use in business and personal travel in accordance with Employer's corporate automobile policy. Employer will secure appropriate liability insurance on the vehicle and pay all normal and reasonable operating expenses associated with the use of the vehicle. Executive shall report personal use of the vehicle each year in compliance with Internal Revenue Service requirements and will be liable for the payment of any personal income taxes resulting from such personal use. Upon the termination of Executive's employment for any reason, if the vehicle is then owned by Employer or any of its affiliates, Executive shall be entitled to purchase such vehicle from Employer at the vehicle's book value as reflected in Employer's books and records, or the vehicle's wholesale value, whichever is lower.

8.         Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by Employer) in performing services hereunder, provided that Executive properly accounts therefore in accordance with corporate policy.

9.         Termination of Employment. The employment of the Executive by the Company may be terminated as follows:

(a)       By the Company, by action taken by its Board, at any time and immediately upon written notice to the Executive. If said termination is for “Cause” (as defined below), the notice of termination furnished to the Executive under this Section 9(a), shall state with specificity the reason or reasons for said termination, and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and therefore termination pursuant to Section 9(c). Any one or more of the following conditions shall be deemed to constitute “Cause” and be grounds for termination of the employment of the Executive under this Section 9(a):

(i)        If the Executive shall fail or refuse to comply with the obligations required of him as set forth in this Agreement or comply with the policies of the Company established by the Board from time to time; provided, however, that for the first such failure or refusal, the Executive shall be given written warning (providing at least a 10 day period for an opportunity to cure), and the second failure or refusal shall be grounds for termination for Cause;

(ii)       If the Executive shall have engaged in conduct involving fraud, deceit, personal dishonesty, or breach of fiduciary duty, or any other conduct which has adversely affected, or may adversely affect, the business or reputation of the Company;

(iii)      If the Executive shall have violated any banking law or regulation, memorandum of understanding, cease and desist order, or other agreement with any banking agency having jurisdiction over the Company;

(iv)      If the Executive shall have become subject to continuing intemperance in the use of alcohol or drugs which has adversely affected, or may adversely affect, the business or reputation of the Company, or has been convicted of a crime involving moral turpitude;

(v)       If the Executive shall have filed, or had filed against him, any petition under the federal bankruptcy laws or any state insolvency laws; or

(vi)      If the Executive shall fail to achieve mutually agreed upon performance standards established from time to time.

In the event of termination for Cause, the Company shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

(b)       By the Executive at any time, and immediately upon written notice to the Company; provided that if such termination is for “Good Reason” (as defined below), such notice shall be effective upon the lapse of 30 days following delivery of the notice which notice shall reasonably describe the Good Reason for which the Executive’s employment is being terminated, and in which case the Company shall have the opportunity to cure such Good Reason during such 30 day period, and the Executive’s employment shall continue in effect during such time. If such Good Reason shall be cured by the Company during such time, the Executive’s employment and the obligations of the Company hereunder shall not terminate as a result of the notice which has been given with respect to such Good Reason. Cure of any Good Reason with or without notice from the Executive shall not relieve the Company from any obligations to the Executive under this Agreement or otherwise and shall not affect the Executive’s rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean any material breach by the Company of any provision of this Agreement, any material diminution, without the Executive’s prior written consent, in Executive’s base compensation or the duties, responsibilities, authority or title of Executive as an officer of the Company (as defined below).

(c)       If the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Company shall be obligated to pay to the Executive the amount of all salary and benefits accrued through the date of such termination plus a lump sum payment in an amount equal to one times the Executive’s base annual salary in effect under Section 4(a) on the date of said termination (or, if greater, the highest annual salary in effect for the Executive within the 36 month period prior to said termination) plus an annual amount equal to one times the sum of all bonuses paid by the Company to the Executive during the 12 month period prior to said termination. In addition to such payments:

(i)       the Company shall provide to Executive and his eligible dependents for a period of 12 months following termination of Executive’s employment such medical, long-term disability, dental and life insurance coverage as was in effect immediately prior to such termination and, thereafter, shall reimburse Executive for the cost of maintaining such insurance coverage through the first anniversary of the date of such termination; provided, however, that in the event that such insurance benefits cannot be provided under appropriate group insurance policies of the Company, or in the event of termination of employment related to a Change in Control, the Company may, in lieu of continued coverage under its group insurance policies, make a lump sump payment to Executive in an amount equal to one times the annual cost of such insurance benefits as are in effect immediately prior to the termination of employment; and

(ii)       all stock option awards granted to Executive by the Company shall immediately become fully vested and fully exercisable.

(d)       If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall be obligated to pay to the Executive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such termination.

(e)       If the Executive’s employment is terminated by the death or disability (as defined in the disability plan maintained by the Company) of the Executive, this Agreement shall automatically terminate, and the Company shall be obligated to pay to the Executive or the Executive’s estate any salary, vacation, and bonus amounts accrued and unpaid at the date of disability or death.

(f)       If the Executive’s employment is terminated by the Company or the Executive upon the closing of a Change in Control of the Company, then, in such case, the Executive shall be entitled to receive promptly thereafter the payments and other benefits described in Section 9(c) above. For purposes of this Agreement, a Change in Control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”), is or becomes the beneficial owner (as defined in Rule 13(d) under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by the directors then still in office who were directors at the beginning of the period; (iii) any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or (iv) the shareholders of the Company approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Subsection (iv) (A) above immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in Subsection (iv) (A) above of the beneficially owned shares of the successor or survivor corporation and the number described in Subsection (iv) (B) above of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in Subsection (iv) (A) above immediately before the consummation of such transaction. Notwithstanding the foregoing, any transaction involving First Southern Bancorp, Inc. and/or its affiliates which would otherwise fall within the definition of Change in Control shall be expressly excluded from such definition and thus not constitute a Change in Control.

Notwithstanding the foregoing, the Executive shall not be entitled to any payment pursuant to this Section 9(f) if upon the closing of a Change in Control the shareholders of the Company will receive Acquisition Consideration that is less than the Investment Total.

For purposes of this Agreement:

(i)       Acquisition Consideration shall equal the sum of the following values paid or to be paid to the shareholders of the Company in a Change in Control:

(a)       the greater of the stated or market value of any cash, cash equivalents, securities or any other form of consideration issued or payable to the Company shareholders,

(b)       the stated amount of any escrow balances or similar mechanisms created for the contingent benefit of the Company’s shareholders, and

(c)       the greater of the stated or market value of any special or extraordinary payments paid or payable to the Company’s shareholders in contemplation of or in connection with the Change in Control, including any special dividends (but excluding any payouts, severance payments, retention bonuses or other payments pursuant to agreements relating to existing or future employment or service agreements). For purposes of this Agreement, the market value of any marketable security constituting Acquisition Consideration shall be the average closing price on the primary securities exchange or over-the-counter market (determined by reference to where the largest volume of shares of such security are traded on an annual basis) where such security is listed or quoted, as applicable, during the ten trading days immediately preceding the closing of the Change in Control.

(ii)       The Investment Total shall mean the aggregate amount of cash consideration received by the Company and its subsidiary banks from shareholders of the Company and former shareholders of the Company’s subsidiary banks for the purchase by such shareholders of all outstanding shares of Company Common Stock and shares of common stock of the subsidiary banks.

10.       Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

11.       Confidential Matters. The Executive is aware and acknowledges that the Executive shall have access to confidential information by virtue of his employment. The Executive agrees that, during the period of time the Executive is retained to provide services to the Company, and thereafter subsequent to the termination of Executive’s services to the Company for any reason whatsoever, the Executive will not release or divulge any confidential information whatsoever relating to the Company, its affiliates, or their resepective businesses, to any other person or entity without the prior written consent of the Company. Confidential information does not include information that is available to the public or which becomes available to the public other than through a breach of this Agreement on the part of the Executive. Also, the Executive shall not be precluded from disclosing confidential information in furtherance of the performance of his services to the Company or to the extent required by any legal proceeding. The Executive shall return all tangible evidence of such confidential information including, but not limited to, any papers, lists, books, files, and computer stored or generated information, including any information stored on any computer hard drive, diskettes, tapes, or other format, to the Company prior to or at the termination of employment with the Company.

12.       Noncompetition. The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Company for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 9(f) or where the term of employment is not renewed pursuant to Section 3), Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent or employee), any other FDIC-insured depository institution (whether presently existing or subsequently established) which has an office located in the State of Florida as of the date on which Executive’s employment is terminated; provided, however, that the foregoing shall not preclude any ownership by the Executive of an amount not to exceed 5% of the equity securities of any entity which is subject to the periodic reporting requirements of the 1934 Act and the shares of Bank common stock owned by the Executive at the time of termination of employment.

13.       Nonsolicitation; Noninterference. The Executive agrees that during the period of time the Executive is retained to provide services to the Company, and thereafter for a period of one year subsequent to the termination of Executive’s services to the Company for any reason whatsoever (except where the employment of the Executive is terminated pursuant to Section 9(f), or where the term of employment is not renewed pursuant to Section 3), the Executive will not (a) solicit for employment by Executive, or anyone else, or employ any employee of the Company or its subsidiaries or any person who was an employee of the Company or its subsidiaries within 12 months prior to such solicitation of employment; (b) induce, or attempt to induce, any employee of the Company or its subsidiaries to terminate such employee’s employment; (c) induce, or attempt to induce, anyone having a business relationship with the Company to terminate or curtail such relationship or, on behalf of himself or anyone else, compete with the Company or its subsidiaries; (d) knowingly make any untrue statement concerning the Company or its subsidiaries or their directors or officers to anyone; or (e) permit anyone controlled by the Executive, or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

14.       Arbitration. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to Executive’s employment with Employer or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, Employer and Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Orlando, Florida in accordance with this Section and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three arbitrators (the “Arbitration Panel”). The Company and Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and those two arbitrators shall select a third arbitrator; provided, however, that in the event the two arbitrators cannot agree on a third arbitrator, the AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Company and Executive will each bear their own costs for legal representation in any arbitration, except that the Arbitration Panel will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Company and the Executive will each pay one-half of all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the Arbitration Panel may require all or a portion of such fees and expenses to be paid by one party or the other in the event the Arbitration Panel determines that such party’s position in the arbitration proceeding was without merit.

15.       Invalid Provision. In the event any provision should be or become invalid or unenforceable, such facts shall not affect the validity and enforceability of any other provision of this Agreement. Similarly, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its full extent, then any such restriction or covenant shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant.

16.       Governing Law; Venue. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida. The sole and exclusive venue for any action arising out of this Agreement shall be a federal or state court situated in Orange County, Florida, and the parties to this Agreement agree to be subject to the personal jurisdiction of such Court and that service on each party shall be valid if served by certified mail, return receipt requested or hand delivery.

17.       Attorneys’ Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party shall be entitled to recover his or its costs and attorneys’ fees from the nonprevailing party. As used herein, costs and attorneys’ fees include any costs and attorneys’ fees in any appellate proceeding.

18.       Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective successors and legal representatives.

19.       Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Company, and the receipt by the Executive of benefits thereunder.

20.       Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.

21.       Regulatory Actions. Each payment to the Executive pursuant to this Agreement is subject to and conditioned upon its compliance with Sections 18(k) and 32(a) of the Federal Deposit Insurance Act (“FDIA”) and Part 359 of the FDIC’s rules and regulations, and any regulations promulgated under the FDIA.

22.       Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLORIDIAN FINANCIAL GROUP, INC.	“EXECUTIVE”

By: /s/ Thomas H. Dargan
Thomas H. Dargan	/s/ Charlie W. Brinkley, Jr.
As Its: President	Charlie W. Brinkley, Jr.